UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): April 6, 2018

RAIT Financial Trust

(Exact name of registrant as specified in its charter)

Maryland	1-14760	23-2919819
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Two Logan Square, 100 N. 18th St., 23rd Floor, Philadelphia, Pennsylvania		19103
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (215) 207-2100

N/A

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On April 6, 2018, RAIT Financial Trust (“RAIT”), the Libby Frischer Family Partnership (the “Investor”) and Charles F. Frischer (“Mr. Frischer”), the general partner of the Investor, entered in a Cooperation Agreement (the “Cooperation Agreement”).

The Cooperation Agreement sets forth defined restrictions for a restricted period lasting until the fourth day following RAIT’s 2019 Annual Meeting of Shareholders on the ability of the Investor, Mr. Frischer and their respective affiliates or associates (the “Investor Group”) to transfer RAIT’s common shares of beneficial interest (the “Common Shares”) and contains other restrictions.

The Cooperation Agreement also provides for certain standstill provisions restricting the activities of the Investor Group related to RAIT during any period (a “Standstill Period”) in which the Investor Group collectively owns any of RAIT’s equity securities (the “Additional Equity Securities”) of a class or series in excess of the ownership limit (the “Ownership Limit”) in RAIT’s Declaration of Trust (the “DOT”) applicable to such class or series (without giving effect to any exemption therefrom granted by RAIT).

Pursuant to the Cooperation Agreement, during any Standstill Period, the Investor and Mr. Frischer will cause all Additional Equity Securities owned by the Investor Group to be present for quorum purposes and to be voted in accordance with the recommendation of a majority of the RAIT’s Board of Trustees (the “Board”) with respect to any matter at any meeting of RAIT’s shareholders for which proxies are solicited. With respect to any matter on which the consent of a member of the Investor Group is solicited by reason of such member’s holding of Additional Equity Securities during a Standstill Period, the Cooperation Agreement provides that the Investor and Mr. Frischer will cause such member of the Investor Group to provide its consent as a holder of such Additional Equity Securities to such matter as recommended by a majority of the Board.

Pursuant to the Cooperation Agreement, in any calendar year, promptly following written notice from RAIT (provided that such notice is delivered on or prior to June 30th of such calendar year), Investor and/or Mr. Frischer may, subject to certain conditions, cause the Investor Group to, transfer any equity securities owned by the Investor Group as necessary in order for RAIT to continue to qualify as a real estate investment trust for federal income tax purposes (“REIT”).

Pursuant to the Cooperation Agreement, at any time during 2018 or 2019, RAIT may, at its option, redeem, at $16.75 per share during 2018 and at $20.75 per share during 2019, any of RAIT’s 7.75% Series A Cumulative Redeemable Preferred Shares of Beneficial Interest (the “Series A Preferred Shares”), RAIT’s 8.375% Series B Cumulative Redeemable Preferred Shares of Beneficial Interest (the “Series B Preferred Shares”) and RAIT’s 8.875% Series C Cumulative Redeemable Preferred Shares of Beneficial Interest (the “Series C Preferred Shares,” and, together with the Series A Preferred Shares and the Series B Preferred Shares, the “Preferred Shares”) owned by the Investor Group (other than equity securities of RAIT owned by the Investor Group as of April 5, 2018) by providing written notice to the Investor.

Subsequent to entering into the Cooperation Agreement, on April 6, 2018, the Investor, and Mr. Frischer and RAIT signed a letter agreement (the “4/6/18 Letter”) which provided that RAIT would exempt the Investor from the Ownership Limit providing that no person may own more than 8.3% of RAIT’s outstanding Common Shares or more than 9.8% of any series of Preferred Shares. The 4/16/18 Letter exempts the Investor from this ownership limit for holding Common Shares and Preferred Shares that the Investor intends to purchase on or after April 6, 2018 in amounts which, when added to the Common Shares and Preferred Shares owned by Mr. Frischer and certain affiliated entities of Mr. Frischer at the time of any such acquisition, does not exceed an amount (with respect to each class of shares to be acquired) equal to 15.0% of the outstanding number of Common Shares (with respect to Common Shares to be acquired) and an amount equal to up to 15.0% of the outstanding number of each series of Preferred Shares (with respect to each series of Preferred Shares to be acquired), respectively, at any time and from time to time.

Mr. Frischer has filed Statements of Beneficial Ownership on Schedule 13D and amendments thereto on March 2, 2018, March 12, 2018 and April 5, 2018 regarding his beneficial ownership of the Common Shares and Preferred Shares. The 4/6/18 Letter supersedes a previously disclosed letter agreement among these parties dated March 30, 2018 which had granted a prior exemption to the Investor from the Ownership Limit for Common Shares.

The above summary of the Cooperation Agreement and the 4/6/18 Letter does not purport to be complete and is qualified in its entirety by the Cooperation Agreement and the 4/6/18 Letter attached to this Current Report on Form 8-K as Exhibits 10.1 and 10.2, respectively, and incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits.

Exhibit Number	Description

10.1	Cooperation Agreement dated as of April 6, 2018 by and among RAIT Financial Trust (“RAIT”), the Libby Frischer Family Partnership (“Investor”) and Charles Frischer (“Mr. Frischer”).

10.2	Letter dated as of April 6, 2018 from the Investor and Mr. Frischer to RAIT and Ledgewood, P.C.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RAIT Financial Trust

April 6, 2018	By:	/s/ John J. Reyle
	Name:	John J. Reyle
	Title:	Interim Chief Executive Officer, Interim President and General Counsel